SUB-ADVISORY AGREEMENT
This Agreement is made between COVA INVESTMENT ADVISORY CORPORATION, an Illinois corporation, having its principal place of business in Oakbrook Terrace, Illinois (hereinafter referred to as the "Advisor"), RIGGS BANK N.A., a national banking association, having its principal place of business in Washington, D.C. (hereinafter referred to as the "Sub-Advisor") and COVA SERIES TRUST, a Massachusetts business trust (hereinafter referred to as the "Trust").

WHEREAS, the Trust, an open-end diversified management investment company, as that term is defined in the Investment Company Act of 1940, as amended (the "Act"), organized under the laws of Massachusetts as a business trust and a series type of investment company issuing separate classes (or series) of shares, that is registered as such with the Securities and Exchange Commission ("SEC"), has appointed Advisor as investment adviser for and to Riggs Stock Portfolio and Riggs U.S. Government Securities Portfolio (referred to individually as a "Portfolio" and collectively as the "Portfolios"), pursuant to the terms of an investment advisory agreement dated as of _____________________ between the Trust and Advisor ("Investment Advisory
Agreement");

WHEREAS, Advisor is an investment adviser, registered with the SEC under the Investment Advisers Act of 1940 ("Advisers Act");

WHEREAS, Sub-Advisor, which provides investment management services to clients, is a national banking association that is not required to register with the SEC under the Advisers Act;

WHEREAS, Advisor desires to retain Sub-Advisor to provide certain investment management services for the Portfolios as more fully described below;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Retention of Sub-Advisor. Advisor hereby retains Sub-Advisor to assist Advisor in its capacity as investment adviser for the Portfolios. Subject to the oversight and review of Advisor and the Board of Trustees of the Trust, Sub-Advisor shall manage the investment and reinvestment of the assets of the Portfolios and shall, in the name of the Portfolios, place orders for the execution of the Portfolios' portfolio transactions. Sub-Advisor will maintain records adequately demonstrating Sub-Advisor's compliance with its obligations under this Agreement and will furnish to Advisor and the Trust's Board of Trustees such periodic and special reports as each may reasonably request.

Sub-Advisor, in its supervision of the investments of the Portfolios, will be guided by the Portfolios' investment objectives and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statement and exhibits as may be on file with the SEC, all of which have been provided by Advisor to Sub-Advisor as of the date this Agreement is executed by the parties hereto. Advisor hereby undertakes to provide Sub-Advisor with copies of such Declaration of Trust and Bylaws and Registration Statement and exhibits as well as any amendments as the same become available from time to time.

Sub-Advisor shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or any Portfolio in any way or otherwise be deemed an agent of the Trust or any Portfolio.

The services furnished by Sub-Advisor hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent Sub-Advisor or any affiliated person (as defined in the Act) of Sub-Advisor from acting as investment adviser or manager for any other person or persons, including other management investment companies with investment objectives and policies the same as or similar to those of the Portfolios, or (ii) limit or restrict Sub-Advisor or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Portfolios are eligible to buy) for its or their own accounts or for the accounts of others from whom it or they may be acting; provided, however, that Sub-Advisor agrees that, in performing its obligations under this Agreement, Sub-Advisor will not take any action, which in Sub-Advisor's reasonable judgment, would be adverse to the interests of the Portfolios and Sub-Advisor's activities shall conform with all applicable provisions of the Trust's Registration Statement.

Advisor shall furnish Sub-Advisor, copies of all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of the Trust or the public that refer in any way to Sub-Advisor, prior to: (i) filing with the SEC or the National Association of Securities Dealers ("NASD"), and (ii) distribution. Advisor agrees that such material shall not be filed or distributed, if Sub-Advisor reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. In the event this Agreement is terminated, Advisor will continue to furnish to Sub-Advisor copies of any of the above-mentioned materials that refer in any way to Sub-Advisor, in accordance with the provisions hereof.

Sub-Advisor is authorized to honor and act on any written notice, instruction or confirmation given by Advisor, on behalf of the Trust, that is signed by any person authorized by Advisor to provide instructions to Sub-Advisor ("Authorized Person"). The names, addresses and specimen signatures of Authorized Persons will be provided by Advisor to Sub-Advisor from time to time. Sub-Advisor shall not be liable for acting in good faith upon the instructions, confirmation or authority of Authorized Persons, notwithstanding that it shall be subsequently shown that the same was not given or signed or sent by an Authorized Person.

2. Fee. Advisor shall pay to Sub-Advisor, for all services rendered to the Portfolios by Sub-Advisor hereunder, a monthly sub-advisory fee based on the value of the average daily net assets of each Portfolio, computed in accordance with the compensation schedule set forth in Exhibit A attached hereto. During the term of this Agreement, Sub-Advisor will bear all expenses incurred by it in the performance of its duties hereunder, other than the cost of securities, commodities and other investments (including brokerage, commissions and other charges, if any) purchased for the Portfolios.

3. Term. The term of this Agreement shall begin on the date of its execution and shall remain in effect for two years from that date and from year to year thereafter, subject to the provisions for termination and other terms and conditions hereof, if such continuation is specifically approved at least annually (a) either (i) by the Trust's Board of Trustees or (ii) a majority of the outstanding voting securities of each Portfolio, as defined in Section 2(a)(42) of the Act; and (b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of a party to this Agreement, within the meaning of Section 2(a)(19) of the Act, other than as Trustees of the Trust, by votes cast in person at a meeting specifically called for such purpose.

4. Termination. This Agreement may be terminated with respect to a Portfolio at any time without the payment of any penalty, by a vote of a majority of the Board of Trustees of the Trust, by a vote of the majority of the outstanding shares of beneficial interest of a Portfolio or by Sub-Advisor on sixty (60) days written notice to Advisor.

This Agreement will terminate automatically in the event of the termination of the Investment Advisory Agreement.

Notwithstanding any provision of this Agreement, this Agreement may not be canceled by Advisor without the approval of a majority of the Board of Trustees of the Trust.

This Agreement shall automatically terminate in the event of its assignment. Sub-Advisor may employ or contract, at its own costs and expense, with any other person, persons, corporation, or corporations as it shall determine in order to assist it in carrying out its obligations and duties under this Agreement.

5. Representations. (a) Sub-Advisor represents, warrants, and agrees as follows:
(1) Sub-Advisor (i) is a national bank that is excluded from the definition of an investment adviser, under Section 202(a)(11) of the Advisers Act, and is not required to register with the SEC thereunder; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Agreement;
(iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements or the requirements of any regulatory or industry self-regulatory agency, necessary in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Trust and Advisor of the occurrence of any event that would disqualify Sub-Advisor from serving as an investment adviser for a registered investment company pursuant to Section 9(a) of the Act or otherwise.

(b) Advisor represents, warrants, and agrees as follows: (1) Advisor (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements or the requirements of any regulatory or industry self-regulatory agency, necessary in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Trust and Sub-Advisor of the occurrence of any event that would disqualify Advisor from serving as an investment adviser for an investment company pursuant to Section 9(a) of the Act, or otherwise.

(c) The Trust represents, warrants and agrees as follows: (1) the Trust (i) is an open-end registered management investment company registered under the Securities Act of 1933 and the Act, and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Act or by its Declaration of Trust or By-Laws from entering into this Agreement; (iii) has the authority to enter into this Agreement; and (iv) will immediately notify Advisor and Sub-Advisor in the event that (x) it shall apply to the SEC for an order declaring that it shall cease to be an investment company under the Act,
(y) the Board of Trustees shall determine to terminate a Portfolio by merger, substitution or otherwise, or (z) the SEC commences or initiates any action or proceeding against the Trust for violations of any federal securities law or regulation, or which might have a material adverse effect on the Trust's activities as described in the registration statement pertaining to the Trust filed with the SEC.

6. Compliance with Section 817(h). Sub-Advisor represents and warrants that such Portfolio will at all times be invested in such a manner as to ensure compliance with Section 817(h) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations Section 1.817-5, relating to the diversification requirements for variable annuity endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulation. Sub-Advisor will be relieved of this obligation and shall be held harmless when direction from Advisor or Trustees causes non-compliance with Section 817(h) and/or Regulation Section 1.817-5. Sub-Advisor agrees to provide quarterly reports to advisor, executed by a duly authorized officer of Sub-Advisor, within seven (7) days of the close of each calendar quarter certifying as to compliance with said Section or Regulations. In addition to the quarterly reports, Advisor may request and Sub-Advisor agrees to provide Section 817 diversification compliance reports at more frequent intervals, as reasonably requested by Advisor.

7. Liability. Sub-Advisor shall not be liable to Advisor or the Trust for any act, omission or any error in judgment or of law, or for any loss suffered by the Trust or any Portfolio in connection with the matters to which this Agreement relates, except (1) a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Advisor in the performance of its obligations and duties hereunder or (2) by reason of the Sub-Advisor's reckless disregard of its obligations and duties under this Agreement. Notwithstanding the foregoing, it is agreed that the investment performance of the Portfolios shall not be used to determine whether there has been a breach by Sub-Advisor of its obligations under this Agreement.

8. Portfolio Transactions Brokerage. Investment decisions for the Portfolios shall be made by Sub-Advisor independently from those for any other investment companies and accounts advised or managed by Sub-Advisor. The Portfolios and such other investment companies and accounts may, however, invest in the same securities as those acquired for the Portfolios. When a purchase or sale of the same security is made at substantially the same time on behalf of a Portfolio and/or another investment company or account, the transaction will be averaged as to price, and available investments allocated as to amount, in a manner which Sub-Advisor believes to be equitable to the Portfolio and such other investment company or account. Advisor expressly understands and agrees that in some instances, this investment procedure may adversely affect the price paid or received by the Portfolio or the size of the position obtained or sold by the Portfolio. To the extent permitted by law, Sub-Advisor may aggregate the securities to be sold or purchased for the Portfolios with those to be sold or purchased for other investment companies or accounts in order to obtain best execution.

Sub-Advisor shall place all orders for the purchase and sale of portfolio securities for the accounts of the Portfolios with broker-dealers selected by Sub-Advisor. In executing portfolio transactions and selecting broker-dealers, Sub-Advisor will use its best efforts to seek best execution on behalf of the Portfolios. In assessing the best execution available for any transaction, Sub-Advisor shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, Sub-Advisor may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Portfolios and/or other accounts over which Sub-Advisor or an affiliate of Sub-Advisor (to the extent permitted by law) exercises investment discretion. Sub-Advisor is authorized to cause the Portfolios to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolios which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, Sub-Advisor determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

9. Amendment. This Agreement may be amended at any time by agreement of the parties, provided that the amendment shall be approved in the manner required by the Act.

10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, except to the extent that federal law governs the transactions contemplated hereby.

Witness the due execution  hereof this  ________day of  ___________________.

Attest:                        COVA INVESTMENT ADVISORY
                               CORPORATION

______________________________ By: ___________________________

Attest:                        RIGGS BANK N.A.

______________________________ By: ___________________________

Attest:                        COVA SERIES TRUST

______________________________ By: ___________________________









EXHIBIT A

COVA SERIES TRUST
SUB-ADVISORY COMPENSATION

Advisor shall pay to Sub-Advisor and Sub-Advisor agrees to accept as full compensation for all services rendered hereunder, fees accrued daily and paid 30 days after the end of each calendar month, computed as follows: Portfolio net assets (before advisory fee) x annual advisory fee rate/365 x number of days in period. The daily fee for non-business days (weekends and holidays) is included in the calculation for the next business day.

Portfolio                               % Per Annum
------------                         ------------------

Riggs Stock Portfolio                       .70 of 1%

Riggs U.S. Government Securities Portfolio  .50 of 1%

No Sub-Advisory fees shall be paid under this Agreement until all working capital contributions made by Advisor and/or its affiliates have been withdrawn from the Portfolios and repaid to the contributing party.